EXHIBIT (2)(a)(1)

AMENDMENT TO DECLARATION OF TRUST

John Hancock Financial Opportunities Fund

To the Secretary of State of

Commonwealth of Massachusetts

It is hereby stated that:

1.	This document constitutes an Amendment to the Amended and Restated Declaration of Trust (hereinafter called the “Declaration”) of John Hancock Financial Opportunities Fund (hereinafter called the “business trust”).

2.	The Declaration amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on February 8, 2016.

3.	The amendment to the Declaration effected by this document is as follows:

The principal office address as stated on the front cover of the Declaration has been changed effective December 31, 2018:

200 Berkeley Street

Boston, Massachusetts 02116

4.	The amendment herein provided for was authorized in accordance with law.

IN WITNESS WHEREOF, the undersigned has signed these presents all on December 13, 2018.

/s/ Mara Moldwin
Mara Moldwin
Authorized Signatory

(This document may be executed by an officer of the business trust.)